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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We have issued our reports dated January 29, 1997 accompanying the financial statements of The Sportsman's Guide, Inc. included in the Registration Statement and Prospectus and accompanying the financial statements and schedule included in the annual report of The Sportsman's Guide, Inc. on Form 10-K for the fiscal year ended December 27, 1996, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said reports included in Form 10-K and to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



Minneapolis, Minnesota
February 2, 1998